Exhibit 99.1
USG CORPORATION INVESTMENT PLAN

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2010 and 2009
TABLE OF CONTENTS

Page(s)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-18
SUPPLEMENTAL SCHEDULE:
Schedule I: Schedule of Assets (Held at End of Year)	19

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Pension and Investment Committee
USG Corporation
We have audited the accompanying statements of net assets available for benefits of USG Corporation Investment Plan (“the Plan”) as of December 31, 2010 and 2009 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s administrators. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2010 and 2009, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental Schedule of Assets (Held At End of Year) are presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s administrators. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Mitchell & Titus LLP
Chicago, Illinois
June 24, 2011

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
As of December 31, 2010 and 2009

	2010	2009

ASSETS
Investments, at fair value	$591,635,688	$549,000,797

Receivables:
Employee contributions receivable	381,934	382,999
Employer contributions receivable	40,636	38,753
Interest and dividends receivable	158,257	131,634
Notes receivable from participants	32,042,907	34,321,877

Total Receivables	32,623,734	34,875,263

Total Assets	624,259,422	583,876,060

LIABILITIES
Accrued administrative fees	274,976	307,092

Securities purchased but not yet paid	428,167	741,351

Total Liabilities	703,143	1,048,443

Net assets available for benefits at fair value	623,556,279	582,827,617

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	4,396,017	14,359,411

Net assets available for benefits	$627,952,296	$597,187,028

The accompanying notes are an integral part of these statements.

USG CORPORATION INVESTMENT PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2010 and 2009

	2010	2009

Net assets available for benefits, beginning of year	$597,187,028	$557,685,550

Add (deduct)

Contributions
Corporation contributions	4,309,407	4,281,029
Employee contributions	26,489,294	28,299,963

	30,798,701	32,580,992

Transfers from other plans
California Wholesale Material Supply 401(k) Profit Sharing Plan	5,983,028	—

Other income	22,864	—

Income (loss) from investments:
Dividend income	4,674,953	4,505,493
Interest income from investments	6,530,057	8,916,652
Realized loss on sale of investments	(1,491,911)	(34,925,537)
Unrealized appreciation for the year	39,558,983	100,270,944

	49,272,082	78,767,552

Income (loss) from participants:
Interest income from Notes Receivable from participants	1,418,658	1,819,499

Total additions	87,495,333	113,168,043

Benefit payments and participant withdrawals	(55,429,835)	(72,199,552)
Administrative expenses	(1,300,230)	(1,467,013)

Total deductions	(56,730,065)	(73,666,565)

Net increase in assets during the year	30,765,268	39,501,478

Net assets available for benefits, end of year	$627,952,296	$597,187,028

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 1 DESCRIPTION OF THE PLAN
The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan’s provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan’s provisions.

General

The USG Corporation Investment Plan, also known as the USG Corporation Investment Plan for Salaried Employees prior to January 1, 1989, was approved by the stockholders of the Corporation on May 11, 1977, and became effective on July 1, 1977. The Plan was subsequently amended and completely restated effective as of January 1, 1989 and most recently as of July 1, 1997 (restated Plan). The amendments and restatements incorporate all prior amendments to the Plan and make changes to reflect the merger of the USG Corporation Savings Plan for Hourly Employees and change the name of the Plan to the USG Corporation Investment Plan, effective January 1, 1989; and to implement the daily valuation of investments in the participants’ accounts at fair market value on each business day effective July 1, 1997.

The Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

Contributions

The Plan provides, among other things, that participants may contribute up to 20% (11% for highly compensated employees) of their eligible pay to the Plan through payroll deductions on a before-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant’s and the Corporation’s contributions. The Plan requires completion of three years of credited service in order to be 100% vested in the Corporation’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant’s account is distributable upon a participant’s retirement or death.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 1 DESCRIPTION OF THE PLAN (continued)
Investment Options

Employee contributions are invested by the Northern Trust Company, (Trustee) in any one or a combination of nine funds: (a) common stock of USG Corporation (USG Common Stock Fund), (b) an equity index fund which provides investment results that are designed to correspond to the performance of publicly traded common stocks, as represented by the Standard & Poor’s 500 Composite Stock Price Index (Equity Index Fund), (c) a balanced fund which invests in several broadly diversified asset classes, including domestic and foreign common stocks and bonds, preferred stocks and cash (Balanced Fund), (d) a growth fund which invests primarily in equity securities of large market capitalization companies with earnings that are expected to grow at an above-average rate, but may be further diversified by investment of a small portion of the assets in domestic bonds, foreign common stocks and bonds, and cash (Growth Fund), (e) a small cap equity fund which seeks maximum long-term growth of capital by investing in common stock of rapidly growing U.S. small and mid cap companies with market capitalizations of less than $1.5 billion and $8.5 billion, respectively, at the time of initial investment (Small Cap Equity Fund), (f) a large cap value fund which seeks to provide long-term growth of principal and income by investing in common stocks of companies that appear to be temporarily undervalued by the stock market but have a favorable outlook for long-term growth (Large Cap Value Fund), (g) an international equity fund which seeks long-term capital appreciation through investments in common stocks of established non-U.S. companies (International Equity Fund), (h) a bond fund which seeks to provide current income and preservation of capital by investing in investment grade corporate debt securities, government bonds and mortgages in both U.S. and foreign markets, (Bond Fund) or (i) a managed separate account which seeks to preserve principal and income while maximizing current income by investing in a diversified pool of Guaranteed Investment Contracts (GICs), separate account GICs, synthetic GICs or Structured Investment Contracts (SICs) and Bank Investment Contracts (BICs) of varying maturity, size and yield (Stable Value Fund).

The Equity Index Fund is invested in the Vanguard Institutional Index Fund.

The Balanced Fund is invested in the Fidelity Puritan Fund.

The Growth Fund is invested in the American Funds Growth Fund of America.

The Small Cap Equity Fund is invested in the Vanguard Small Cap Growth Index Fund.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 1 DESCRIPTION OF THE PLAN (continued)
The Large Cap Value Fund is invested in the Dodge & Cox Stock Fund.

The International Equity Fund is invested in the Templeton Institutional Funds - Foreign Equity Fund — Primary Shares

The Bond Fund is invested in the PIMCO Total Return Fund — Institutional Class.

The Stable Value Fund is managed by JPMorgan Chase. At December 31, 2010 and 2009, the Stable Value Fund was primarily composed of group annuity contracts maintained by banks and insurance companies.

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan by contacting Your Benefits Resources through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer out of the USG Common Stock Fund with the USG Corporate Secretary.

The Corporation makes a regular 25% matching contribution (effective January 1, 2009) and 50% matching contribution prior to 2009, up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period. Participants are vested in the Corporate contributions after three years.

If the Trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants’ accounts.

Forfeitures

Employer contribution amounts forfeited by terminated employees are applied as a credit against future Corporate contributions or used to pay administrative expenses and other fees of the Plan and are held in the Forfeiture Cash Account. Unallocated forfeiture balances as of December 31, 2010 and 2009 were approximately $230,108 and $308,951 respectively, and forfeitures used to reduce Corporation’s contributions for 2010 and 2009 were $400,000 and $805,380, respectively.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 1 DESCRIPTION OF THE PLAN (continued)
New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan on their hire date unless the employee elects not to join the Plan.

The nineteenth amendment to the Plan provided for some minor technical changes to the Plan primarily to comply with certain provisions of the Pension Protection Act of 2006 and the HEART Act. Effective dates ranged from January 1, 2007 to 2010.

The twentieth amendment to the Plan added Supplement E to the Plan to allow for the merger of the former California Wholesale Material Supply 401(k) Profit Sharing Plan (Calply) into the USG Corporation Investment Plan effective April 14, 2010. The merger of the Calply Plan and the resulting transfer of assets from that plan were made in accordance with Sections 401(a)(12) and 414(l) of the Internal Revenue Code.

The twenty-first amendment to the Plan, effective January 1, 2011, further clarifies the meaning of a participant’s “earnings” stating that earnings mean the total compensation payable to him for services rendered to the employers as subject to withholding for U.S. federal income tax purposes. A participant’s earnings for any plan year shall be limited to $245,000 (or such other amount as the Secretary of the Treasury may from time to time specify pursuant to Section 401(a)(17) of the Internal Revenue Code).

The twenty-first amendment also states a participant who is on leave while performing military service as described in 414(u)(5) of the Internal Revenue Code for a period of at least 30 days may elect to withdraw all or any portion of the vested amounts credited to his elective deferral accounts in accordance with Section 414(u)(12) of the Internal Revenue Code, provided that such participant may not make any elective contributions to the plan for a period of 6 months following the date of such withdrawal.

Effective January 1, 2011, the twenty-first amendment also reduced the employers regular matching contribution that is made on up to the first six percent of an eligible participant’s basic contribution each pay period, to 10% from 25% for all pay periods ending on or after January 1, 2011.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 1 DESCRIPTION OF THE PLAN (continued)
Plan Administration

The Plan funds are administered under the terms of a trust agreement with The Northern Trust Company. The trust agreement provides, among other things, that the Trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Hewitt Associates is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan. The Committee consists of nine members appointed by the Corporation.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

At December 31, 2010 and 2009, there were approximately 9,283 and 10,154 participants in the Plan, respectively.
NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting

The amounts in the accompanying statements were accumulated from the reports of the Trustee (Note 1). The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end. The company stock is valued at its quoted market price. The guaranteed investment contracts (wrapper contracts) are valued using the income approach and are calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. The underlying investments of the GICs include U.S. government securities and units of common collective trusts. The U.S. government securities are valued at the closing price reported in the active market in which the individual securities are traded. The common collective trusts were valued using the net asset value per share. The underlying investments in common collective trusts including fixed income securities are valued each day based on readily available market quotations received from commercial pricing services.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Payment of Benefits

Benefits are recorded when paid.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Notes Receivable from Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2010 or 2009. If a participant ceases to make loan repayments and the plan administrator deems the participant loan to be a distribution, the participant loan balance is reduced and a benefit payment is recorded.
NOTE 3 SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Stable Value Fund holds investments in synthetic guaranteed investment contracts (synthetic GICs) and cash and cash equivalents. The investments in synthetic GICs are presented at fair value, which equals the total of the fair value of the underlying assets plus the total wrapper value. The wrapper value is calculated by discounting the annual wrap fee over the duration of the contract assets. The wrapper value is $409,985 at December 31, 2010 and $563,381 at December 31, 2009.

In determining the net assets available for benefits, the synthetic GICs are recorded at their contract values, which are equal to principal balance plus accrued interest. An investment contract is generally valued at contract value, rather than fair value, to the extent it is fully benefit-responsive.

The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The synthetic GICs issuers are contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The GICs included in the financial statements at contract value are as reported to the Plan by the issuers. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are currently no reserves against contract values for credit risk of the contract issuers or otherwise.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 3 SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)
Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan), (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spin-offs of a subsidiary) that cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The synthetic GIC contracts cannot be terminated by the Issuer at a value other than contract value except under a limited number of very specific circumstances including termination of the Plan or failure to qualify the Plan, material misrepresentations or failure to meet material obligations by the Plan sponsor or investment manager, or other similar types of events.

The average yield of the synthetic GICs based on actual earnings was approximately 3.28% and 4.25% at December 31, 2010 and 2009, respectively. The average yield of the GICs based on interest rate credited to participants was approximately 2.20% and 2.32% at December 31, 2010 and 2009, respectively.
NOTE 4 FAIR VALUE MEASUREMENTS
The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of Plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets, Level 2; assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 4 FAIR VALUE MEASUREMENTS (continued)
The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2010:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$5,861,771	$5,861,771	$—	$—
Mutual Funds(a)
Large Cap Equity	56,186,479	56,186,479	—	—
Large Growth	57,383,855	57,383,855	—	—
Small Cap Equity	53,148,321	53,148,321	—	—
Large Cap Value	42,262,508	42,262,508	—	—
Balanced	73,256,836	73,256,836	—	—
International Equity	29,925,162	29,925,162	—	—
Bond	46,869,426	46,869,426	—	—

Total Mutual Funds	359,032,587	359,032,587	—	—

Synthetic Guaranteed Investment Contracts (GIC)
Common collective trusts(b)	218,848,289	—	218,848,289	—
Wrap contracts	409,985	—	—	409,985

Total GIC	219,258,274	—	218,848,289	409,985

Other collective trusts(b)	7,483,056	—	7,483,056	—

Total Investments	$591,635,688	$364,894,358	$226,331,345	$409,985

(a)	See Note 1 for description of investment options and related strategies.

(b)	This category includes a common collective trust fund with the objective to protect the principal balance of participant accounts and to generate stable, positive book value returns that exceed those of alternative principal protection vehicles, such as money market funds, during normal market conditions. The common collective trust invests in underlying assets and includes cash, bank notes, US government agency securities, corporate bonds, and various short term debt instruments. There were no significant redemption restrictions.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 4 FAIR VALUE MEASUREMENTS (continued)
The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan’s investments as of December 31, 2009:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$4,389,122	$4,389,122	$—	$—
Mutual Funds(a)
Large Cap Equity	50,717,855	50,717,855	—	—
Large Growth	54,439,689	54,439,689	—	—
Small Cap Equity	40,911,493	40,911,493	—	—
Large Cap Value	40,338,378	40,338,378	—	—
Balanced	55,465,674	55,465,674	—	—
International Equity	29,175,634	29,175,634	—	—
Bond	40,107,433	40,107,433	—	—

Total Mutual Funds	311,156,156	311,156,156	—	—

Synthetic Guaranteed Investment Contracts (GIC)
U.S. Treasury notes	855,766	855,766	—	—
Common collective trusts(b)	226,838,476	—	226,838,476	—
Wrap contracts	563,381	—	—	563,381

Total GIC	228,257,623	855,766	226,838,476	563,381

Other collective trusts(b)	5,197,896	—	5,197,896	—

Total Investments	$549,000,797	$316,401,044	$232,036,372	$563,381

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets (Wrap Contracts) for the years December 31, 2010 and 2009.

	2010	2009

Balance, beginning of year	$563,381	$659,686
Unrealized losses relating to instruments held at reporting date	(153,396)	(96,305)

Balance, end of year	$409,985	$563,381

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 5 TAX STATUS
The Plan has received a determination letter from the Internal Revenue Service dated July 2, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan has submitted an application for a new determination letter on January 28, 2011. The Pension and Investment Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.
NOTE 6 DISTRIBUTION ON TERMINATION OF THE PLAN
In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 7 INVESTMENTS
During 2010 and 2009, the Plan’s investments (including gains and losses on investments bought and sold, as well as assets held during the year) appreciated as follows:

	2010	2009

Company common stock	$1,036,378	$1,829,611
Mutual funds	37,030,694	63,515,796

Total appreciation	$38,067,072	$65,345,407

All investments in the Plan are participant-directed investments.
At December 31, 2010 and 2009, the following investments (participant-directed) exceeded 5% of the net assets available for Plan benefits:

	2010	2009
Vanguard Index Trust	$56,186,479	$50,717,855
Fidelity Puritan Fund	73,256,836	55,465,674
American Funds Growth Fund of America	57,383,855	54,439,689
Vanguard Small Cap Growth Index Fund	53,148,321	40,911,493
Dodge & Cox Stock Fund	42,262,508	40,338,378
PIMCO Total Return Fund	46,869,426	40,107,433
JP Morgan Chase Bank-Intermediate Bond Fund	218,848,196	226,183,226

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 8 PARTICIPANT LOANS
Participants are able to obtain loans from the Plan. Under the Plan’s loan provisions, the maximum loan allowable is one half of a participant’s vested account balance or $50,000, whichever is less. The minimum loan amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a loan. The Plan restricts the participant to no more than two loans outstanding at a time. Most loans can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the loan. A residential loan can be repaid over a period of up to 30 years. Default on a loan by a participant is treated as a hardship withdrawal and subject to IRS penalties.
NOTE 9 NEW ACCOUNTING PRONOUNCEMENTS
In January 2010, the FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements, (ASU 2010-06). ASU 2010-06 amended ASC 820 to clarify certain existing fair value disclosures and require a number of additional disclosures. The guidance in ASU 2010-06 clarified that disclosures should be presented separately for each “class” of assets and liabilities measured at fair value and provided guidance on how to determine the appropriate classes of assets and liabilities to be presented. ASU 2010-06 also clarified the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. In addition, ASU 2010-06 introduced new requirements to disclose the amounts (on a gross basis) and reasons for any significant transfers between Levels 1, 2 and 3 of the fair value hierarchy and present information regarding the purchases, sales, issuances and settlements of Level 3 assets and liabilities on a gross basis. With the exception of the requirement to present changes in Level 3 measurements on a gross basis, which is delayed until 2011, the guidance in ASU 2010-06 is effective for reporting periods beginning after December 15, 2009. Since ASU 2010-06 only affects fair value measurement disclosures, adoption of ASU 2010-06 did not affect on the Plan’s net assets available for benefits or its changes in net assets available for benefits.
In September 2010, the FASB issued Accounting Standards Update 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans, (ASU 2010-25). ASU 2010-25 requires participant loans to be measured at their unpaid principal balance plus any accrued by unpaid interest and classified as notes receivable from participants. Previously loans were measured at fair value and classified as investments. ASU 2010-25 is effective for fiscal years ending after

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 9 NEW ACCOUNTING PRONOUNCEMENTS (continued)
December 15, 2010 and is required to be applied retrospectively. Adoption of ASU 2010-25 did not change the value of participant loans from the amount previously reported as of December 31, 2009. Participant loans have been reclassified to notes receivable from participants as of December 31, 2009.
In May 2011, the FASB issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs, (ASU 2011-04). ASU 2011-04 amended ASC 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in US generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRSs). Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. In addition, ASU 2011-04 requires additional fair value disclosures. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. Plan management is currently evaluating the effect that the provisions of ASU 2011-04 will have on the Plan’s financial statements.
NOTE 10 RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
Net assets of the Plan will be recorded at fair value on the 2010 Form 5500. The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and the amounts that will be included in the Form 5500:

	2010	2009

Net assets available for benefits per the financial statements	$627,952,296	$597,187,028

Less: Benefits processed but not yet paid	(722,543)	—
Adjustment from fair value to contract value for fully benefit responsive investment contracts	(4,396,017)	(14,359,411)

Net assets available for benefits per the Form 5500	$622,833,736	$582,827,617

USG CORPORATION INVESTMENT PLAN
Notes To Financial Statements
December 31, 2010 and 2009
NOTE 10 RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500 (continued)

2010

Total increase in net assets per the financial statements	$30,765,268

Less: Benefits processed but not yet paid	(722,543)
Adjustment from fair value to contract value for fully benefit responsive investment contracts at December 31, 2010	(4,396,017)
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts at December 31, 2009	14,359,411

Total increase in net assets available for benefits per the Form 5500	$40,006,119

NOTE 11 RISKS AND UNCERTAINTIES
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.
NOTE 12 RELATED PARTY TRANSACTIONS
The Plan invests in The Northern Trust Collective Short Term Investment Fund, managed by The Northern Trust Company, the trustee of the Plan. The Plan also invests in the common stock of the Corporation. These transactions qualify as party-in-interest transactions; however, they are exempt from the prohibited transactions rules under ERISA.
NOTE 13 PLAN MERGER
On March 31, 2007, California Wholesale Material Supply, LLC was acquired by a member of USG Corporation’s controlled group of corporations. The twentieth amendment added Supplement E to the Plan to allow for the merger of the California Wholesale Material Supply 401(k) Profit Sharing Plan (Calply) into the Plan effective April 14, 2010. As a result of this merger, net assets in the amount of $5,983,028 were transferred to the Plan on April 16, 2010. All provisions of the Plan will remain the same.

SUPPLEMENTAL SCHEDULE

SCHEDULE I
USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
EIN # 36-332-9400
December 31, 2010

	Principal
	Amount/Number		Fair
	of Shares	Cost**	Value
Common Stock
USG Corporation	348,293		$5,861,771

Mutual Funds
Vanguard Index Trust	488,536		56,186,479
Fidelity Puritan Fund	4,090,276		73,256,836
American Funds Growth Fund of America	1,885,146		57,383,855
Vanguard Small Cap Growth Index Fund	2,420,233		53,148,321
Dodge & Cox Stock Fund	392,191		42,262,508
Templeton Foreign Fund	1,492,527		29,925,162
PIMCO Total Return Fund	4,319,763		46,869,426

Total Mutual Funds			359,032,587

Synthetic Guaranteed Investment Contracts
Commingled Trust Funds
JP Morgan Chase Bank
Liquidity Fund	93		93
Intermediate Bond Fund	16,198,978		218,848,196

Total Commingled Trust Fund			218,848,289

Wrap Contracts
AIG, 1127573			136,714
Bank of America, 07-067			136,738
State Street Bank & Trust, 107099			136,533

Total Wrap Contracts			409,985

Total Synthetic Guaranteed Investment Contracts			219,258,274

Short-Term Investments
Northern Trust Collective Short-Term Investment Fund*	1,504,838		1,504,838
JP Morgan Chase Bank Liquidity Fund	5,978,218		5,978,218

Total Short-Term Investments			7,483,056

Participant loans*
(Interest rates ranging from 3.25% to 9.50%)			32,042,907

Total			$623,678,595

*	Parties in interest

**	Participant directed. Cost information is not required.